UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 8, 2010

PUBLIC MEDIA WORKS, INC.

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-29901	98-0020849
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

2330 Marinship Way, Ste. #301

Sausalito, California 94965

(Address of principal executive offices)

(415) 729-8000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

Public Media Works, Inc. and its wholly-owned subsidiary, EntertainmentXpress, Inc. (collectively, the “Company”), entered into a Collaboration Agreement (the “Collaboration Agreement”) dated November 8, 2010 with Signifi Solutions Inc. (“Signifi”) and Spot Venture Distribution, Inc. (“Spot”) pursuant to which the parties agreed to jointly manage the Spot DVD movie and game kiosk business in Canada. Signifi designs software and manufacturers digital entertainment kiosks. Spot is a division of Signifi which places and operates DVD movie and game kiosks. Signifi and Spot are located in Toronto, Ontario.

Spot has an installed base of 15 kiosks in the Toronto, Ontario area as of the date of the Collaboration Agreement. The Collaboration Agreement provides for Signifi and Spot to use their best efforts to have an installed base of 30 kiosks by December 31, 2010 and 200 kiosks by December 31, 2011. Under the terms of the Collaboration Agreement, the Company will manage certain aspects of the kiosk operations and pay the kiosk operational costs in consideration for a revenue sharing arrangement from the kiosk revenues.

ITEM 3.02	Unregistered Sales of Equity Securities

In connection with a master purchase agreement for kiosks entered into between the Company and Signifi, the Company agreed to issue Signifi a Warrant dated November 8, 2010 to purchase up to 500,000 shares of Company common stock at an exercise price of $2.50 per share for a term of 3 years. The terms of the Warrant provide that 500 warrants shall vest for each kiosk purchased by the Company under the master purchase agreement, up to 1,000 kiosks. The warrants and shares of the Company’s common stock underlying the warrants are restricted securities, and may not be sold, transferred or otherwise disposed without registration under the Securities Act or an exemption there under. The warrants were offered and sold in reliance on the exemption from registration under Section 4(2) of the Act. The issuance of warrants was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by Signifi in connection with the offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PUBLIC MEDIA WORKS, INC.

Dated: November 12, 2010	By:	/S/ MARTIN W. GREENWALD
Martin W. Greenwald Chief Executive Officer